Exhibit 3(ii)(B)

1ST CONSTITUTION BANCORP
AMENDMENT NO. 2 TO BY-LAWS

This Amendment No. 2 (this “Amendment”) to the By-laws (the “By-laws”) of 1st Constitution Bancorp (the “Corporation”), a New Jersey corporation, is made as of the 18th day of October 2007.

WHEREAS, NASDAQ Rule 4350(l) requires all equity securities listed on NASDAQ to be eligible for a Direct Registration Program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, beginning January 1, 2008;

WHEREAS, the common stock of the Corporation, no par value (the “Shares”), are listed on NASDAQ;

WHEREAS, for the Shares to be eligible for a Direct Registration Program, the  By-laws and/or the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), must expressly provide for the Shares to be held either in certificate form or in book-entry form;

WHEREAS, neither the By-laws nor the Certificate of Incorporation expressly provides that the Shares can be held in either certificate form or in book-entry form; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) believes that it is in the best interests of the Corporation to amend Sections 1 and 2 of Article IV of the By-laws to expressly provide that the Shares can be held either in certificate form or in book-entry form and to make certain additional conforming changes to the By-laws.

NOW THEREFORE, in consideration of the above, the Corporation hereby amends the By-laws as follows:

1.             Article IV, Section 1 of the By-laws shall be deleted in its entirety and the following two paragraphs shall be substituted therefore:

SECTION 1.  CERTIFICATES FOR SHARES.  The shares of common stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both.  All shares that are represented by certificates shall be issued only in numerical order with or without an alphabetic prefix or suffix.  Certificates shall be signed by or bear the facsimile signatures of the Chairman, the President, or one of the Vice-Presidents and the Secretary, the Treasurer, Assistant Secretary or Assistant Treasurer.  Certificates shall also be signed by or bear the facsimile signature of one of the transfer agents and of one of the registrars of the Corporation as permitted or required by law.

In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall thereafter have ceased to be such officer, transfer agent or registrar before the certificate is issued, it may be issued by the Corporation with the same effect as if the signatory had not ceased to be such at the date of its issue.

2.             Article IV, Section 2 of the By-laws shall be deleted in its entirety and the following two paragraphs shall be substituted therefore:

SECTION 2.  TRANSFER AGENTS AND REGISTRARS.  Transfers of certificated shares, except where otherwise provided by law or these By-laws, shall be made on the books of the Corporation by the shareholder in person or by his attorney duly authorized in writing, pursuant to authority granted by power of attorney duly executed and filed by the holder thereof with one of the transfer agents, upon surrender of the certificate or certificates of the shares and in accordance with the provisions of the Uniform  Commercial Code as adopted in New Jersey and as amended from time to time. Transfers of uncertificated shares shall be made upon the receipt of proper transfer instructions from the registered owner of such uncertificated shares.

The Board may at any time appoint one or more transfer agents and/or registrars for the transfer and/or registration of shares, and may from time to time by resolution fix and determine the manner in which shares of the Corporation shall be transferred and/or registered.